Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Jurisdiction of Incorporation
Vinfast Commercial and Service Trading LLC	Vietnam
Vingroup Investment Vietnam JSC	Vietnam
Vinfast Trading and Production JSC	Vietnam
VinFast Auto, LLC	United States
VinFast Manufacturing US, LLC	United States
Vinfast OEM US Holding, Inc.	United States
Vingroup USA, LLC	United States
Vinfast USA Distribution, LLC	United States
Vinfast Auto Canada Inc.	Canada
Vinfast Engineering Australia Pty Ltd	Australia
Vinfast France	France
Vinfast Germany GmbH	Germany
Vinfast Netherlands B.V.	Netherlands